Exhibit 10.2

AGREEMENT

This AGREEMENT (this “Agreement”) made this 26th day of April, 2004 between SONIC AUTOMOTIVE, INC., a Delaware corporation (the “Employer”), and THEODORE M. WRIGHT (the “Employee”).

R E C I T A L S

WHEREAS, the Employee currently serves as President of the Employer, as a director of the Employer and as an officer, director, manager or governor of numerous direct and indirect subsidiaries of the Employer; and

WHEREAS, the Employee and the Employer are parties to an Employment Agreement dated October 25, 2000 (the “Employment Agreement”); and

WHEREAS, the Employee has notified the Employer that he desires to resign his employment with the Employer in order to pursue other interests; and

WHEREAS, the Employee and the Employer desire to enter into this Agreement for the purpose of effecting an orderly resignation by the Employee of his officer, director and employment relationships with the Employer and subsidiaries of the Employer, including the amendment of the Employment Agreement as provided below.

NOW, THEREFORE, the parties intending to be legally bound agree as follows:

1. Resignation. The Employee hereby voluntarily resigns the following positions effective immediately: (i) President of the Employer; (ii) director of the Employer; (iii) officer, director, manager and governor of all direct and indirect subsidiaries of the Employer, and (iv) officer and Manager of North Point Imports, LLC d/b/a North Point Volvo. If requested by the Employer, the Employee shall further evidence such resignations by executing formal resignation letters in form and substance agreeable to the Employee and the Employer. The parties agree that the Employee will remain as an employee of the Employer, with full entitlement to his current salary and benefits, until May 26, 2004 (which date will be considered the effective date of the Employee’s voluntary resignation of employment pursuant to the Employment Agreement and any stock option agreements with the Employer). As of the close of business on May 26, 2004, the parties agree that the Employee will be automatically deemed to have tendered his voluntary resignation of employment with the Employer, with no further action necessary or required on the part of either the Employee or the Employer. During the period from the date of this Agreement through May 26, 2004, the Employee will (A) not be required to work full time or to report for regular duty to the Employer at the Employer’s offices, (B) be provided his customary access to the Employee’s current executive assistant for routine and customary administrative support needs of the Employee, which services shall be provided at the Employer’s cost, and (C) make himself reasonably available to members of the senior management team of the Employer during normal business hours for consultation and other reasonable duties.

2. Reimbursement of Costs. The Employer shall reimburse the Employee for all attorneys fees and costs of the law firm of Rayburn, Cooper & Durham, P.A. associated with such firm’s legal services provided to the Employee from December 1, 2003 through the date of execution and delivery of this Agreement. The Employer shall make such reimbursement to the Employee (or, at the Employee’s option, make direct payment to the law firm) within 5 business days following the Employer’s receipt of written invoices from the firm relating to such representation.

3. Amendment to Employment Agreement. Notwithstanding anything to the contrary set forth in Section 8 of the Employment Agreement, the Employee shall not be prevented from, and it shall not constitute a violation of Section 8 of the Employment Agreement for the Employee to:

(a) acquire, directly or indirectly, any automobile dealership located within the Restricted Territory (as defined in the Employment Agreement) during the Restrictive Period (as defined in the Employment Agreement), or

(b) serve as a compensated broker for the acquisition by any third party of any automobile dealership located within the Restricted Territory during the Restrictive Period;

provided, however, that in the case of either (a) or (b) above during the Restrictive Period, the Employee shall first offer to the Employer any such automobile dealership acquisition opportunity located in the Restricted Territory that is presented to the Employee. Upon receipt of written notice from the Employee to the Chief Executive Officer and the Chief Financial Officer of the Employer setting forth such dealership acquisition opportunity, the Employer will have fifteen (15) days thereafter to advise the Employee that the Employer is eligible to acquire or interested in pursuing such dealership acquisition opportunity. In the event that the Employer does not notify the Employee within such fifteen (15) day period that it is eligible to acquire and desires to pursue such dealership acquisition, or if the Employer pursues such dealership acquisition but does not enter into a written agreement to acquire such dealership within one hundred twenty (120) days following the Employer’s receipt of the written notice from the Employee notifying of the dealership acquisition opportunity, then the Employee shall have the right, notwithstanding the provisions of Section 8 of the Employment Agreement, to acquire such dealership or to serve as a compensated broker for a third party’s acquisition of such dealership.

Except as specifically provided for herein, the provisions of this Section 3 shall not in any way otherwise diminish the Employee’s obligations under Section 8 of the Employment Agreement.

4. Effect on Employment Agreement and Other Agreements. Except as expressly modified herein, this Agreement shall have no effect on the Employment Agreement or any other existing written agreements between the Employee and the Employer, and all other terms and conditions of the Employment Agreement and such other agreements shall remain in full force and effect, without modification.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement to be effective as of the date first above written.

EMPLOYEE:	/s/ Theodore M. Wright		(SEAL)
THEODORE M. WRIGHT

EMPLOYER:	SONIC AUTOMOTIVE, INC.

	By:	/s/ O. Bruton Smith
O. Bruton Smith, Chairman and CEO

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